UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 26, 2006

ENERJEX RESOURCES, INC.

(Name of small business issuer in its charter)

Nevada	000-30234	13-3349556
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7300 W. 110th, 7th Floor Overland Park, KS	66210
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (913) 693-4600

MILLENNIUM PLASTICS CORPORATION

3161 E. Warm Springs Road, Suite 300, Las Vegas, NV 89120

(Former name or former address, if changed since last report.)

Copies of Communications to:

Stoecklein Law Group

402 West Broadway, Suite 400

San Diego, CA 92101

(619) 595-4882

Fax (619) 595-4883

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

On September 26, 2006, we entered into a letter agreement (the “Agreement”) with MorMeg, LLC, a Kansas limited liability corporation and affiliate of Haas Oil Company, whereby we acquired an exclusive 90-day option to participate in a joint exploration effort in Woodson and Greenwood Counties, Kansas. MorMeg owns and operates producing oil and gas leases with remaining primary and secondary oil reserves and has performed certain evaluations to estimate the remaining oil and gas potential of the leases. A copy of the Agreement is attached hereto as Exhibit 10.9.

The following describes certain material terms of the Agreement with MorMeg. The description below is not a complete description of all terms of the Agreement and is qualified in its entirely by reference to the Agreements attached hereto as Exhibit 10.9. There can be no assurance that we will be able to raise the necessary funds to exercise the option and proceed with the development of the MorMeg leases.

The Agreement

90-Day Option. We paid MorMeg $100,000 in exchange for a 90 day exclusive option to secure necessary financing to complete the activities described in the Agreement and to participate in the development and ownership of the MorMeg leases. The total funds needed to fully develop the leases is approximately $26 million. We may obtain financing in incremental amounts and not as one amount representing the entire investment required to complete the activities in the Agreement; however, we must secure a minimum of $4 million within the option period or the option will expire.

Exercise of Option. If we are successful in procuring the necessary development funds, at least a minimum of $4 million, we will pay MorMeg an additional $400,000 as a premium payment to participate in certain current oil production activities of MorMeg. In addition, within a required 14-day notice period of our intent to exercise the option, we will work towards the creation of a Joint Exploration Agreement, which will govern the development of the MorMeg leases.

The Joint Exploration Agreement. As part of this Agreement, we agreed to several major components to be contained in the Joint Exploration Agreement, assuming we are able to raise the necessary development funding and exercise the option. The major components were as follows:

1.

We agreed to establish a separate operating account to receive investment/finance funds and other revenue generated by the activities. We also agreed the accounting for the project will be undertaken jointly or by mutual agreement.

2.	We agreed to utilize MorMeg for field operations at its cost plus 20%. In the case of drilling, MorMeg will use $13.00 per foot as the cost figure to which 20% will be added.

3.

The current oil production, which is owned by MorMeg and estimated to be sixty five barrels of oil per day, shall be made available to us only after we have secured guaranteed funding for the entire amounts specified in the Agreement. If we only contribute the minimum funding of $4 million, we will only have access to a certain block of leases and a certain percentage of the oil production.

4.

MorMeg will retain a 5% carried working interest in and to the leases. At pay-out of the project’s total expenses from revenue, MorMeg’s carried interest shall convert to a 30% working interest in and to the leases.

5.

We also agreed to contribute the necessary additional capital in a manner that will not cause more than thirty (30) days delay of the activities. If we fail to obtain additional funding, MorMeg may cancel and unilaterally declare the Joint Exploration Agreement of no force and effect from the point of cancellation forward. In the event of cancellation of the Joint Exploration Agreement by MorMeg, the following procedure and formula will be used to distribute the ownership and pay the debts of the project.

A.	Any liabilities associated with the project will first be resolved
B.

Once these are resolved, the working interest of the individual leases within the block will be assigned in the same proportion as the total EnerJex investment bears to the pre-project commencement value stated in the recitals above. The parties agree to reassign working interest if necessary to redistribute the working interest according to the above formula.

6.	We also agreed to focus all joint exploration activities and resources towards the first project, titled “Black Oaks”, until full completion.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(a)	Exhibits.

Exhibit Number	Description
10.9	Letter Agreement with MorMeg, LLC dated September 26, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

ENERJEX RESOURCES, INC.

By:/s/ Steve Cochennet

Steve Cochennet, President

Date: October 11, 2006

3